Exhibit 16.1

March 14, 2013
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are the principal accountants for TriMas Corporation and, under the date of February 26, 2013, we reported on the consolidated financial statements of TriMas Corporation and subsidiaries as of and for the years ended December 31, 2012 and 2011 and on the effectiveness of internal control over financial reporting as of December 31, 2012. Our report dated February 26, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph stating that TriMas Corporation acquired Arminak & Associates, LLC (“Arminak”) during 2012 and management excluded from its assessment of the effectiveness of TriMas Corporation’s internal control over financial reporting as of December 31, 2012, Arminak’s internal control over financial reporting associated with total assets of $102.2 million, which represented 9.0% of TriMas Corporation’s consolidated assets at December 31, 2012, and net sales of $65.9 million, which represented 5.2% of TriMas Corporation’s consolidated total net sales for 2012. Our audit of internal control over financial reporting of TriMas Corporation also excluded an evaluation of the internal control over financial reporting of Arminak.
On February 28, 2013, we were notified by TriMas Corporation that the Audit Committee of the Board of Directors approved the dismissal of KPMG LLP as TriMas Corporation’s independent registered public accounting firm upon completion of both (i) our review of the consolidated financial statements as of and for the three-months ended March 31, 2013 and (ii) the engagement of a new independent registered public accounting firm. We have read TriMas Corporation’s statements included under Item 4.01 of its Form 8-K/A (Amendment No. 1) dated March 14, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with TriMas Corporation’s statement that the change was approved by the Audit Committee of the Board of Directors and that the Audit Committee intends to conduct a competitive process to select a firm to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.
Very truly yours,
/s/ KPMG LLP